News Release

Contact: W. Michael Madden

Senior Vice President & CFO

(615) 872-4800

KIRKLAND’S REPORTS FIRST QUARTER RESULTS

First Quarter Highlights:

•	Comparable store sales increase 12.6%

•	Reports Diluted EPS of $0.32 versus $0.17 ($0.12 Adjusted)

•	Total sales increased 12.2% despite 15 fewer stores on average from a year ago

•	Cash balance improves to $73.6 million versus $31.1 million a year ago

•	Highest first quarter earnings as a public company

•	Provides guidance for second quarter and performance goals for fiscal 2010

NASHVILLE, Tenn. (May 18, 2010) — Kirkland’s, Inc. (NASDAQ: KIRK) today reported financial results for the 13-week period ended May 1, 2010.

Net sales for the 13-week period ended May 1, 2010 increased 12.2% to $93.5 million compared with $83.3 million for the 13-week period ended May 2, 2009. Comparable store sales for the first quarter of fiscal 2010 increased 12.6% compared with an increase of 5.2% in the prior-year period. The Company opened 6 stores and closed 4 stores during the quarter to end the period with 281 stores.

The Company reported net income of $6.5 million, or $0.32 per diluted share, for the first quarter of fiscal 2010 compared with net income of $3.5 million, or $0.17 per diluted share, for the first quarter of fiscal 2009. Income tax expense for the first quarter of fiscal 2009 included a benefit of approximately $1.0 million, or $0.05 per diluted share, related to the reversal of a portion of the valuation allowance on the Company’s deferred tax assets established in prior periods.

As discussed in previous quarters, the Company believes that presenting adjusted net income and earnings per share for its 2009 periods to reflect normalized tax rates is instrumental in judging the Company’s performance for fiscal 2010 and future periods when the Company is expected to incur a higher effective tax rate. See “Reconciliation of Non-GAAP Financial Information” below.

Robert Alderson, Kirkland’s President and Chief Executive Officer, said, “We had an outstanding quarter with across-the-board improvement in all merchandise categories, albeit against some of the easier comparisons we will face this year. Strong comparable store sales and merchandise margins combined with lower occupancy and depreciation expenses provided one of our best operating margin performances in recent memory. The results were consistent with the considerable momentum we established in fiscal 2009 and very strong consumer activity in February and March. April was affected by the Easter calendar shift and a slight slowdown in retail business, but we recorded positive comparable store sales of 3% for the month.

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2501 McGavock Pike, Suite 1000 ¦ Nashville, Tennessee 37214 ¦ (615) 872-4800

KIRK Reports First Quarter Results

May 18, 2010

“The second quarter is always more promotional due to three holiday events and our important July Big Sale. We are off to a good start, and we are encouraged by a continued improving traffic trend. We are excited by the early results of our 2010 new store class. New store openings will begin to accelerate in the latter part of the second quarter and continue for the remainder of the year.”

Second Quarter Fiscal 2010 Outlook

The Company issued guidance for the second quarter ending July 31, 2010, of net income of $0.17 to $0.20 per diluted share, compared with adjusted net income of $0.14 per diluted share for the prior-year period. Net sales are expected to be $89 million to $91 million, with a comparable store sales increase in the low to mid-single-digit range, as compared with net sales of $87.7 million and a comparable store sales increase of 6.1% in the prior-year period. The Company expects to open 6 to 10 stores during the quarter, and close 4 stores during the quarter.

Revised Full Year Fiscal 2010 Performance Goals

Store Growth: At quarter end, the Company had 281 stores compared with 279 stores at the beginning of fiscal 2010 and 299 stores at the beginning of fiscal 2009. For fiscal 2010, the Company expects to return to net store growth. The Company expects to open 30 to 40 new stores and close 15 to 20 stores. Store openings will be particularly concentrated in the third quarter with some openings targeted for early in the fourth quarter. Closings should be spread relatively evenly over the course of the entire year. For fiscal 2011, the Company is targeting net store unit growth of approximately 10% and net square footage growth of approximately 15%.

Net Sales: The Company expects total sales for fiscal 2010 to increase in the range of 5% to 8% compared with fiscal 2009 despite a lower average store count. This level of sales increase would imply solid comparable store sales growth combined with a sales lift provided by new stores.

Margins: The Company is targeting incremental operating margin gains in fiscal 2010. While merchandise margins remained strong through the first quarter and into the early part of the second quarter, increases in overseas freight costs are already affecting merchandise margin and will make improvement more difficult as the year progresses. The Company expects continued year-over-year reductions in occupancy costs. The Company expects that it should be able to leverage operating expenses and depreciation with comparable store sales increases of approximately 3% for fiscal 2010.

Earnings: Adjusted to eliminate the impact of the difference in effective tax rates, the Company would expect to report an increase in earnings in fiscal 2010. The Company expects its effective tax rate for fiscal 2010 to be approximately 39% compared with 26.4% in fiscal 2009. The Company’s total reported net income and EPS will most likely decline in fiscal 2010 versus fiscal 2009 due to the significant increase in the tax rate.

Cash Flow: The Company expects to generate positive cash flow in fiscal 2010 and fully fund its new store growth and technology improvements through cash generated from operations. Capital expenditures are estimated to range between $23 million and $26 million in fiscal 2010.

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KIRK Reports First Quarter Results

May 18, 2010

Investor Conference Call and Web Simulcast
Kirkland’s will host a conference call today, at 11:00 a.m. ET to discuss its results of operations for the first quarter of fiscal 2010. The number to call for the interactive teleconference is (212) 231-2901. A replay of the conference call will be available through Tuesday May 25, 2010, by dialing (402) 977-9140 and entering the confirmation number, 21466404.

A live broadcast of Kirkland’s quarterly conference call will be available online at the Company’s web site www.kirklands.com under Investor Relations or http://www.videonewswire.com/event.asp?id=68306 on May 18, 2010, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call and continue for one year.

Reconciliation of Non-GAAP Information
This release includes certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”). The non-GAAP measures are “adjusted net income” and “adjusted earnings per share” and are equal to net income, and earnings per share excluding adjustments to the Company’s valuation allowance for deferred tax assets. Management uses these measures to focus on normalized operations, and believes that it is useful to investors because it enables them to perform more meaningful comparisons of past, present and future operating results. The Company believes that using this information, along with the corresponding GAAP measures, provides for a more complete analysis of the results of operations by quarter. Net income and earnings per share are the most directly comparable GAAP measures. Below is a reconciliation of the non-GAAP measures to their most comparable GAAP measures:

Reconciliation of Non-GAAP Financial Information
(dollars in thousands, except per share amounts)	13 Weeks Ended
	May 2,	August 1,
	2009	2009
Net income
Net income in accordance with GAAP	$3,478	$3,444
Adjustments to the valuation allowance for deferred tax assets	($1,007)	($601)

Adjusted net income	$2,471	$2,843

Diluted earnings per share
Diluted EPS in accordance with GAAP	$0.17	$0.17
Adjustments to the valuation allowance for deferred tax assets	($0.05)	($0.03)

Adjusted diluted earnings per share	$0.12	$0.14

Kirkland’s, Inc. was founded in 1966 and is a specialty retailer of home décor in the United States.  Although originally focused in the Southeast, the Company has grown beyond that region and currently operates 281 stores in 28 states.  The Company’s stores present a broad selection of distinctive merchandise, including framed art, mirrors, candles, lamps, picture frames, accent rugs, garden accessories and artificial floral products.  The Company’s stores also offer an extensive assortment of gifts, as well as seasonal merchandise.  More information can be found at www.kirklands.com.

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KIRK Reports First Quarter Results

May 18, 2010

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on April 15, 2010. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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KIRK Reports First Quarter Results

May 18, 2010

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(dollars in thousands, except per share amounts)

	13 Week Period Ended
	May 1,	May 2,
	2010	2009
Net sales	$93,465	$83,320
Cost of sales	52,829	51,212

Gross profit	40,636	32,108
Operating expenses:
Operating expenses	26,656	24,272
Depreciation	3,027	3,808

Operating income	10,953	4,028
Other income (net)	(24)	(33)

Income before income taxes	10,977	4,061
Income tax expense	4,459	583

Net income	$6,518	$3,478

Earnings per share:
Basic	$0.33	$0.18

Diluted	$0.32	$0.17

Shares used to calculate earnings per share:
Basic	19,775	19,662

Diluted	20,604	20,008

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KIRK Reports First Quarter Results

May 18, 2010

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
(dollars in thousands)

	May 1, 2010	January 30, 2010	May 2, 2009
ASSETS
Current assets:
Cash and cash equivalents	$73,576	$76,412	$31,077
Inventories, net	38,325	39,355	39,018
Deferred income taxes	3,558	3,552	2,124
Other current assets	5,828	4,331	4,793

Total current assets	121,287	123,650	77,012
Property and equipment, net	36,466	36,856	40,051
Non-current deferred income taxes	4,397	4,395	3,682
Other assets	660	640	626

Total assets	$162,810	$165,541	$121,371

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15,692	$15,589	$14,437
Income taxes payable	3,570	7,087	1,478
Other current liabilities	20,624	25,402	20,578

Total current liabilities	39,886	48,078	36,493
Deferred rent and other long-term liabilities	27,470	28,978	28,894

Total liabilities	67,356	77,056	65,387

Net shareholders’ equity	95,454	88,485	55,984

Total liabilities and shareholders’ equity	$162,810	$165,541	$121,371

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KIRK Reports First Quarter Results

May 18, 2010

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(dollars in thousands)

	13 Week Period Ended
	May 1, 2010	May 2, 2009
Net cash provided by (used in):
Operating activities	$(80)	$(3,129)
Investing activities	(2,827)	(2,274)
Financing activities	71	35

Cash and cash equivalents:
Net decrease	(2,836)	(5,368)
Beginning of period	76,412	36,445

End of period	$73,576	$31,077

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